Retirement Benefits and Employment Agreements

Niagara Mohawk Pension Plan

The Niagara Mohawk Pension Plan ("Basic Plan") is a noncontributory, tax-qualified defined benefit plan and provides all employees of the Company with a minimum retirement benefit.  This retirement benefit is related to compensation--that is, base salary or pay--subject to the maximum annual limits noted in the Retirement Benefits Table.

The participant's Basic Plan retirement benefit is based on one of two formulas depending on age and years of service on July 1, 1998:

•       the cash balance formula; or
•       the highest five-year average compensation.

Effective July 1, 1998, the Basic Plan was amended to include a cash balance formula.  Under a cash balance formula a participant's retirement benefit grows with pay credits (4% - 8% x salary) plus interest credits on a monthly basis.
A non-represented (management) employee who was at least 45 years of age and has 10 years of service on July 1, 1998 or has at least 5 years of service and
50 points (age plus service) as of December 31, 1998 will receive the higher of the two formulas--the cash balance formula or the highest consecutive five-year compensation.  All other non-represented employees' Basic Plan benefit will be based on the cash balance formula only.  Directors who are not employees are not eligible to participate in the Basic Plan.

Supplemental Executive Retirement Plan

The Supplemental Executive Retirement Plan ("SERP") is a noncontributory, nonqualified defined benefit plan that provides additional retirement benefits to officers of the Company who have obtained age 55 and who have 20 or more years of employment.  The Committee may grant exceptions to the age and service requirements.

The SERP provides a benefit equal to the greater of:

(i)     60% of base salary averaged over the final 36 months of employment, reduced by benefits payable under the Basic Plan; retirement benefits accrued during previous employment and one-half of the maximum security benefit to which the participant may be entitled at the time of retirement, or

(ii)    benefits payable under the Basic Plan without regard to the annual benefit limitations imposed by the Internal Revenue Code.

Provided certain established criteria are met, participants in the SERP may elect to receive their benefit in a lump sum payment.  However, if plan participants cease to be employed by the Company or by National Grid after the effective date of the closing of the proposed merger transaction with
National Grid due to the participants involuntary termination or voluntary termination with "good reason," the SERP benefit will be paid in the form of a lump sum.

The following table shows the maximum retirement benefit (adjusted for Social
Security) an officer can earn in aggregate under both the Basic Plan and the
SERP.

                           Annual Retirement Allowance

3-Year Average                          Years of Service
Annual Salary
               10*      15*           20         25          30       35

$150,000    $21,090   $33,885     $ 77,500    $ 77,500    $ 77,500  $ 77,500

 250,000     22,540    36,210      137,500     137,500     137,500   137,500

 350,000     22,540    36,210      197,500     197,500     197,500   197,500

 450,000     22,540    36,210      257,500     257,500     257,500   257,500

 550,000     22,540    36,210      317,500     317,500     317,500   317,500

 650,000     22,540    36,210      377,500     377,500     377,500   377,500

 750,000     22,540    36,210      437,500     437,500     437,500   437,500

 850,000     22,540    36,210      497,500     497,500     497,500   497,500

*Basic Plan benefit only.

The benefit calculations assume the officer has selected a straight life annuity and retired on December 31, 2000 at age 65.  Annual compensation limits ($160,000 for 1998 and 1999 and $170,000 for 2000) under a tax-qualified plan will reduce the benefit amount collectible under the Basic Plan for some highly compensated officers.

As of December 31, 2000, the persons named in the Summary Compensation Table had the following estimated credited years of benefit service for purposes of the pension program:  Mr. Davis, 11 years; Mr. Budney, 6 years; Ms. Kerr,
28 years; Mr. Mueller, 5 years; and Mr. Edwards, 22 years.

Employment Agreements

The Company has entered into employment agreements with Messrs. Davis, Budney,
Mueller, Edwards and Ms. Kerr, which have a rolling 3-year term.  In the event of a change in control (as defined in the agreement), the agreement will remain in effect for a period of at least 36 months thereafter unless a notice not to extend the term of the agreement was given at least 18 months prior to the change in control.  The agreements provide that the executive will receive a base salary equal to the executive's annual salary at the effective date of the agreements or such greater amount determined by the Company, that the executive will be able to participate in the Company's incentive compensation plans and that the executive is entitled to vacation, fringe benefits, insurance coverage and other terms and conditions of the agreement as are provided to employees of the Company with comparable rank and seniority.  If the executive has completed eight years of service and attained age 55 at the time of the executive's termination of employment, the executive (and eligible dependents) will be entitled to coverage for medical, prescription drug, dental and hospitalization benefits for the remainder of the executive's life with all premiums therefor paid by the Company.  If an executive has completed eight years of service but has not attained age 55 upon terminating employment, such benefits will be provided when the executive attains age 55.

The employment agreements also provide that the executive's benefits under the
SERP will be based on the executive's annual base salary at the time of termination and annual incentive awards.  Further, if the executive's employment is terminated by the Company without cause at any time, or by the executive for good reason after a change in control (as such terms are defined in the agreement), or after completing eight years of service, the agreements provide that the executive will be deemed fully vested under the SERP without reductionfor early commencement.  If the executive is under age 55, the executive will be entitled to a fully vested SERP benefit upon attaining age
55, without reduction for early commencement.

If the executive's employment is terminated by the Company without cause prior to a change in control, the executive will be entitled to a lump sum severance benefit in an amount equal to two times the executive's base salary plus an amount equal to two times the greater of the executive's (i) most recent annual incentive award or (ii) average annual incentive award paid over the previous three years.  In addition, the executive will receive a pro rata portion of the incentive award which would have been payable to the executive for the fiscal year in which termination of employment occurs, provided that the executive has been employed for 180 days in such fiscal year.  The executive will also be entitled to continued participation in the Company's employee benefit plans for two years, coverage for the balance of the executive's life under a life insurance policy providing a death benefit equal to 2.5 times the executive's base salary at termination and payment by the Company of fees and expenses of an executive recruiting or placement firm in seeking new employment.

If, following a change in control, the executive's employment is terminated by the Company without cause or by the executive for good reason, the executive will be entitled to a lump sum severance benefit equal to four times the executive's base salary.  The executive will also be entitled to the additional benefits referred to in the last sentence of the preceding paragraph, except that employee benefit plan coverage for medical, prescription drug, dental and hospitalization benefits will continue for the remainder of the executive's life with all premiums therefor paid by the Company and coverage under other employee benefit plans will continue for four years.  In the event that the payments to the executive upon termination of employment following a change in control would subject the executive to the excise tax on excess parachute payments under the Internal Revenue Code, the Company will reimburse the executive for such excise tax (and the income tax and excise tax on suchreimbursement). In the event of a dispute over an executive's rights under the executive's agreement following a change in control of the Company, the Company will pay the executive's reasonable legal fees with respect to the dispute unless the executive's claims are found to be frivolous.

Change to By-Laws

The Board of Directors amended the provisions of Section 6.6 of Article VI of the By-Laws of the Company.  The text of these amendments is attached as
Appendix B.  No shareholder approval was necessary for these amendments.

ther Information

What is the deadline for submitting a proposal for next year's annual meeting?

Shareholders who want to have a proposal included in the Company's proxy statement and proxy card for the 2002 Annual Meeting of Shareholders must notify the Secretary of the Company.  The proposal must be received on or before Friday, November 30, 2001 and should be addressed to:

Office of the Secretary
Niagara Mohawk Holdings, Inc.
300 Erie Boulevard West, A-4
Syracuse, New York  13202

A shareholder must be a registered or beneficial owner of at least one percent of the Company's outstanding common stock or stock with a market value of
$2,000 and the shareholder must continue to own such stock through the date on which the meeting is held.

Shareholders who wish to present a proposal at the 2002 Annual Meeting, must notify the Secretary of the Company in writing not less than 90 days nor more than 120 days before the annual meeting.

Any nominations for director to be made at a shareholder meeting must contain the specific information required in the Company By-Laws.  A copy of the relevant portion of the By-Laws may be obtained upon written request from the Secretary of the Company.

There would be no further annual meetings following the National Grid merger.

What does the Company pay for indemnification insurance?

The directors and officers of the Company and its subsidiaries are insured against obligations, which may be incurred as a result of the Company's indemnification of its directors and officers.  The coverage also insures the directors and officers against liabilities for which they may not be indemnified by the Company or its subsidiaries, except for a dishonest act or breach of trust.  The insurance was purchased from the National Union
Fire Insurance Company, Associated Electric & Gas Insurance Services, Ltd.,
Energy Insurance Mutual, Federal Insurance Company and ACE Insurance Company
Ltd., for the term from January 31, 2001, to January 30, 2002, for an aggregate premium of $756,799.

How much will it cost the Company to solicit votes?

•  NM Holdings retained D.F. King & Co. to assist in the solicitation of proxies for the 2001 Annual Meeting of Shareholders at a fee of
        $11,500 plus out-of-pocket expenses.  The Company pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals.

•  In addition to the use of the mail, proxies may be solicited personally, by telephone or telegram or by the Company officers and employees without additional compensation.

Who is the Company's independent accountant?

The Company has selected the independent accounting firm of
PricewaterhouseCoopers LLP to examine the financial statements of the Company and its subsidiaries for the year ended December 31, 2001.

Audit Fees

The estimated fees for provessional services rendered by PricewaterhouseCoopers
LLP for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year are $643,600, of which $607,600 has been billed as of March 15, 2001.

All Other Fees

The estimated fees for services rendered by PricewaterhouseCoopers LLP to the
Company, other than the services described above, for the fiscal year ended
December 31, 2000 are $808,425, of which $763,725 has been billed as of
March 15, 2001.

Representatives of PricewaterhouseCoopers LLP will be present at the meeting to make a statement if they wish to do so and will be available to respond to appropriate questions.

Who do I contact to receive quarterly reports?

Shareholders who are not receiving quarterly reports directly from the Company and who would like to receive the Company's quarterly reports may write to:

Investor Relations
Niagara Mohawk Power Corporation
300 Erie Boulevard West, C-3
Syracuse, NY 13202-7904.

By Order of the Board of Directors,

Kapua A. Rice
Secretary
Dated:  March 30, 2001

                                                                 Appendix A

                       Audit Committee Charter

Composition:

        Annually, the Board of Directors shall designate an Audit Committee consisting of three or more directors, each of whom shall have no relationship to the Corporation that may interfere with the exercise of their independence from management and the Corporation and shall otherwise satisfy the applicable membership requirements under the rules of the New York Stock Exchange, Inc., as such requirements are interpreted by the Board of Directors in its business judgment.

Purposes:

        The function of the Audit Committee is oversight.  The management of the Corporation is responsible for the preparation, presentation and integrity of the Corporation's financial statements.  Management is responsible for maintaining appropriate accounting and financial reporting principles and policies and the internal auditing department is responsible for conducting reviews of internal controls designed to assure compliance with policies, procedures and processes of the
        Corporation.  The independent auditor is responsible for planning and carrying out a proper audit of the Company's annual financial statements, reviews of the Corporation's quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures.  In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Corporation and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing including in respect of auditor independence.  As such, it is not the duty or responsibility of the
        Audit Committee or its members to conduct "field work" or other types of auditing or accounting reviews or procedures or to set auditor independence standards, and each member of the Audit Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Corporation from which it receives information, (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors), and (iii) representations made by management as to any information technology, internal audit and other non-audit services provided by the auditors to the Company.

        The purposes of the Audit Committee are to assist the Board of
        Directors:

        1.      in its oversight of the Corporation's accounting and financial reporting principles and policies and internal accounting
                controls and procedures;

        2.      in its oversight of the Corporation's financial statements and the independent audit thereof;

        3.      in selecting, evaluating and, where deemed appropriate,
                replacing the independent auditor; and

        4.      in evaluating the independence of the independent auditor.

        The independent auditor for the Corporation is ultimately accountable to the Board of Directors (via the Audit Committee). The Committee
        shall have direct access to the independent auditor, as well as to the
        Corporation's internal auditor and all officers and employees of the
        Corporation.  The Board of Directors, with the assistance of the Audit
        Committee, has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditor.

Responsibilities:

        The Audit Committee shall:

        1.      Evaluate and recommend to the Board of Directors the accounting firm to be selected by the Board as independent auditor of the
                Corporation and its subsidiaries.

        2.      Act on behalf of the Board in meeting and conducting reviews with the independent auditor, the internal auditor, the ethics officer and the appropriate corporate officers.

        3.      Consider the impact on the Corporation's financial statements of any changes in accounting procedures and policies, and
                adequacy of internal controls, and make recommendations on such matters to the Board of Directors.

        4.      Meet with the independent auditor, the appropriate corporate officers and the Corporation's internal auditor during each year to (a) review and make recommendations to the Board
                concerning the independent auditor's proposal on the scope of their audit and related fees and services and the scope of the respective audits of the internal auditor; (b) review the
                results of such audits; (c) review the form of opinion the independent auditor proposes to render to the Corporation;
                (d) review interim and annual financial reports and disclosures prior to release and submit to the Board any recommendations it may have from time-to-time with respect to financial reporting and accounting practices and policies; (e) obtain from the independent auditor assurance that the audit was conducted in a manner consistent with Section 10A of the Securities Exchange
                Act of 1934, as amended, which sets forth certain procedures to be followed in any audit of financial statements required under the Securities Exchange Act of 1934; and (f) discuss with the
                Corporation's General Counsel any significant legal matters that may have a  material effect on the financial statements, the Corporation's compliance policies, including material
                notices to or inquiries received from governmental agencies.

        5.      Instruct the independent auditor that the independent auditor is ultimately accountable to the Board of Directors and Audit
                Committee.

        6.      Ensure that the independent auditor submits on a periodic basis to the Committee a formal written statement delineating all relationships between the independent auditor and the
                Corporation addressing each non-audit service provided to the
                Company and the matters set forth in Independence Standards
                Board No. 1, and actively engage in a dialogue with the
                independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor.

        7.      Ensure that independent auditor shall submit to the Corporation annually a formal written statement of the fees billed for each of the following categories of services rendered by the
                independent auditor: (i) the audit of the Corporation's annual financial statements for the most recent fiscal year and the reviews of the financial statements included in the
                Corporation's Quarterly Reports on Form 10-Q for that fiscal year; (ii) information technology consulting services for the most recent fiscal year, in the aggregate and by each service
                (and separately identifying fees for such services relating to financial information systems design and implementation); and
                (iii) all other services rendered by the independent auditor for the most recent fiscal year, in the aggregate and by each service.  Consider the results of the independent auditors'
                last peer review, litigation status, and disciplinary actions, if any.

        8.      Consider the effect of the independent auditor's provision of
                (a) information technology consulting services relating to financial information systems design and implementation and (b)
                other non-audit services to the Corporation on the independence of the independent auditor (it being understood that the Audit
                Committee will rely on the accuracy of the information provided by the independent auditor as to the services provided and the fees paid and will rely on the representations of management in connection with such consideration).

        9.      Advise the internal auditor that he or she is expected to
                provide to the Audit Committee summaries of and, as
                appropriate, the significant reports to management prepared by the internal auditing department and management's responses thereto.

        10.     Meet with the ethics officer during each year to review the
                Corporation's ethics initiatives and obtain information about ethics related matters.

        11.     Review the results of the internal audit department's
                assessment of related party transactions.

        12.     Be consulted, and its consent obtained, prior to the selection or termination of the internal auditor and ethics officer.

        13.     Review management's assessment of financial risks.

        14.     Authorize special investigations and studies which arise out of the Committee's areas of responsibility.

        15.     Report on the Committee's activities on a regular basis to the
                Board of Directors.

        16.     Conduct a self-assessment at least every three years.

        17.     Advise management, the internal auditing department and the independent auditor that they are expected to provide to the
                Audit Committee a timely analysis of significant financial reporting issues and practices.

        18.     Consider any reports or communications (and management's and/or the internal audit department's responses thereto) submitted to the Audit Committee by the independent auditor required by or referred to in SAS 61 (as codified by AU Section 380), as may be modified or supplemented.

        19.     Prepare any report of the Committee or other disclosures
                required by the rules of the Securities and Exchange Commission to be included in the Corporation's annual proxy statement.

        20.     Perform any other functions deemed appropriate by the Board of
                Directors.

        21.     Review this Charter at least annually and recommend any changes to the Board of Directors.

Meetings:

        The Audit Committee shall meet at least four times annually to discuss with management the annual audited financial statements and quarterly financial results.  The Audit Committee should meet separately at least annually with management, the director of the internal auditing department and the independent auditor to discuss any matters that the
        Audit Committee or any of these persons or firms believe should be discussed privately.  The Audit Committee may request any officer or employee of the Corporation or the Corporation's outside counsel or independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.
        Members of the Audit Committee may participate in a meeting of the
        Audit Committee by means of conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other.

                                 * * * * *

                                                                Appendix B

                    BY-LAWS OF NIAGARA MOHAWK HOLDINGS, INC.

                                  ARTICLE VI

                                OTHER MATTERS

Section 6.6. Indemnification of Directors and Officers.  (a)  For
purposes of this Section 6.6 of these By-Laws:  service "at the request of the
Corporation" shall include service as a director, officer, or employee of the Corporation which imposes duties on, or involves services by, such director, officer, or employee with respect to an employee benefit plan, its participants, or beneficiaries; any excise taxes assessed on a person with respect to an employee benefit plan shall be deemed to be indemnifiable expenses; action taken or omitted by a person with respect to an employee benefit plan, which such person reasonably believes to be in the interest of the participants and beneficiaries of such plan, shall be deemed to be action not opposed to the best interests of the Corporation; and "Continuing Director"
means (i) any person who was a member of the Board of Directors on June 13,
2000, and (ii) any person who subsequently becomes a member of the Board of
Directors, if such person's nomination for election is recommended by a majority of the Continuing Directors.

        (b)  Indemnification:  The Corporation shall fully indemnify, to the extent not expressly prohibited by law, each person involved  in, or made or  threatened  to be made a party to, any action, claim or  proceeding, whether civil or criminal, including any investigative, administrative, legislative, or other proceeding, and including an action by or in the right of the  Corporation  or any other corporation, or any  partnership,  joint venture, trust, employee benefit plan, or other enterprise, and including appeals therein (any such action or proceeding  being  hereinafter referred to as a "Matter"),  by reason of the fact that such person, such person's testator or intestate (i) is or was a director or officer of the Corporation, or (ii) is or was serving, at the request of the Corporation, as a director, officer, or in any other capacity, any other corporation, or any partnership, joint venture, trust, employee benefit plan, or other enterprise, against any and all judgments, fines, penalties, amounts paid in settlement, and expenses, including attorneys' fees actually and reasonably incurred as a result of or in connection with any Matter, except as provided in the next paragraph.

         No indemnification shall be made to or on behalf of any such person if a judgment or other final adjudication adverse to such person establishes that such person's acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that such person personally gained in fact a financial profit or other advantage to which such person was not legally entitled.  In addition, no indemnification shall be made with respect to any
Matter initiated by any such person against the Corporation,  or a director or officer of the Corporation, other than to enforce the terms of this
Section  6.6, unless such Matter was authorized by a majority of the
Continuing Directors.  Further, no indemnification shall be made with respect to any settlement or compromise of any Matter unless and until the
Corporation has consented to such settlement or compromise.

         In making any determination  regarding any person's entitlement to indemnification hereunder, it shall be presumed  that such person is entitled to indemnification, and the Corporation shall have the burden of proving the contrary.

         (c)  Advancement of Expenses:  Except in the case of a Matter against a director, officer, or other person, specifically approved  by a majority of the Continuing Directors, the Corporation shall, subject to subsection 6.6(b) above, pay  expenses actually  and reasonably incurred by or on behalf of such a person in connection with any Matter in advance of the final disposition of such  Matter.  Such payments shall be made promptly upon receipt by the  Corporation, from time to time, of a written demand of such person for such advancement, together with an undertaking by or on behalf of such person to repay any expenses so advanced to the extent that the person receiving the advancement is ultimately found not be entitled to indemnification  for part or all of such expenses.

         (d)  Rights Not Exclusive:  The rights to indemnification and advancement of expenses granted by or pursuant to this Section 6.6: (i) shall not limit or  exclude,  but shall be in addition to, any other rights which may be granted by or pursuant to any statute, resolution, or agreement,
(ii) shall be deemed to constitute contractual obligations of the Corporation to any director, officer, or other person who serves in a capacity referred to herein at any time while this Section 6.6 is in effect, (iii) are intended to be retroactive and shall be available with respect to events occurring prior to the adoption of this Section 6.6, and (iv) shall continue to exist after the repeal or modification  hereof with respect to events occurring prior thereto.  It is the intent of this Section 6.6 to require the Corporation to indemnify the persons referred to herein for the aforementioned judgments, fines, penalties, amounts paid in settlement, and expenses, including attorneys' fees in each and every circumstance in which such indemnification could lawfully be permitted by express provisions of By-Laws, and the indemnification required by this Section 6.6 shall not be limited by the absence of an express recital of such circumstances.

        (e)     Authorization of Contracts:  The Corporation may, with
the approval of the Board of Directors, enter into an agreement with any person who is, or is about to become, a director or officer of the Corporation, or who is serving, or is about to serve, at the request of the Corporation, as a director, officer, or in any other capacity, any other corporation, or any partnership, joint venture, trust, employee benefit plan, or other enterprise, which agreement may provide for indemnification of such person and advancement of expenses to such person upon terms, and to the extent, not prohibited by law.  The failure to enter into any such agreement shall not affect or limit the rights of any such person under this Section 6.6.

        (f)     Severability:  If any provision of this Section 6.6 is
determined at any time to be unenforceable in any respect, the other provisions shall not in any way be affected or impaired thereby.

                             * * * * *